CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 15, 2017, with respect to the consolidated financial statements, schedule and internal control over financial reporting in the Annual Report of Voxx International Corporation on Form 10-K for the year ended February 28, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Voxx International Corporation on Form S-8 (File No. 333-138000 and File No. 333-184365) and on Form S-3 (File No. 333-187427 and File No. 333-91455).

/s/ GRANT THORNTON LLP
Melville, New York
May 15, 2017